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                                                                     EXHIBIT 5.1

Summit Medical Systems, Inc.
One Carlson Parkway
Minneapolis, MN 55447


     Re:  Registration Statement on Form S-1

Ladies and Gentlemen:

          We have acted as counsel to Summit Medical Systems, Inc., a Minnesota corporation (the "Company"), in connection with the registration with Securities and Exchange Commission of up to 2,456,400 shares of common stock of the Company, par value $.01 per share (the "Common Stock"), including 1,500,000 shares to be sold by the Company (the "Company Common Stock") (including (a) 267,000 shares subject to the Underwriters' over-allotment option) and (b) up to 409,400 shares that may be registered on a registration statement pursuant to Rule 462(b) under the Securities Act (the registration statement on Form S-1 and the registration statement pursuant to Rule 462(b), collectively, the "Registration Statement") and 280,000 shares of Common Stock to be sold by certain selling shareholders (the "Selling Shareholder Common Stock").

          We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials. We have also assumed that the Company Common Stock will be sold for a price per share not less than the par value per share of the Common Stock, will be priced by authorizing resolutions adopted by the Company's

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Summit Medical Systems, Inc.
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Board of Directors in accordance with such resolutions and will be issued and sold as described in the Registration Statement.

          Based on the foregoing, we are of the opinion that, (1) the shares of Company Common Stock to be sold by the Company pursuant to the Registration Statement have been duly authorized by all requisite corporate action and, upon issuance, delivery and payment therefor as described in the Registration Statement, will be validly issued, fully paid and nonassessable and that, (2) the Selling Shareholder Common Stock to be sold by the selling shareholders pursuant to the Registration Statement have been duly authorized by all requisite corporate action, have been validly issued and are fully paid and nonassessable.

          Our opinions expressed above are limited to the laws of the State of Minnesota.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the Prospectus constituting part of the Registration Statement.

Dated:  June 11, 1996

                                    Very truly yours,

                                    /s/ Dorsey & Whitney LLP

JBA